Exhibit 99.1

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

203.810.1000 / 203.810.1001 Fax

News Release	Contact:
Peter Walsh
FactSet Research Systems Inc.
FOR IMMEDIATE RELEASE	203.810.1000

FactSet Research Systems Agrees to Acquire a Copy of Thomson Fundamentals Database and Related Assets from Thomson Reuters

Norwalk, Connecticut – April 23, 2008 – FactSet Research Systems Inc. (NYSE: FDS), a leading provider of integrated financial information and analytical applications to the global investment community, today announced that it has reached an agreement with Thomson Reuters (NYSE: TRI; TSX: TRI; LSE: TRIL: Nasdaq: TRIN) on the sale of a copy of the Thomson Fundamentals database to FactSet. The sale will include copies of the database, source data, collection software and documentation, collection training materials, as well as the potential for FactSet to acquire certain customer contracts for Thomson Fundamentals and to hire certain key employees connected with the database and related assets. Thomson Reuters retains full ownership of the original Fundamentals database, its trademarks, related source data, collection software and documentation and will continue to operate the database and service its customers, other than those that choose to assign their eligible contracts to FactSet.

The cash consideration to be paid is based in part on revenues transferred to FactSet by consenting datafeed customer users of Thomson’s database.

In addition, upon closing, the companies will enter into a Transitional Services Agreement to provide certain transitional services for up to 18 months after closing, including consulting and support services to give FactSet a full understanding of the structure and content of the database, and regular updates to the database, provided on the same schedule and with the same timeliness, content and quality as the updates sent to Thomson’s clients.

This sale is being made by Thomson Reuters to meet certain regulatory requirements of the European Commission (EC) and US Department of Justice (DOJ) in connection with Thomson’s acquisition of Reuters, which closed on April 17, 2008, and is subject to approval by both agencies under those requirements.

If approved by both agencies, the sale is expected to close in the second calendar quarter of 2008.

“FactSet has a deep understanding of Thomson’s Fundamentals database stemming from our distribution of this global database to the investment community since 1991,” said Philip A. Hadley, Chairman and CEO of FactSet. “We anticipate branding and introducing our own copy of a Fundamentals database as FactSet Fundamentals. We expect to enhance it and provide our clients with another strong choice for global fundamentals data via FactSet.” FactSet will continue to redistribute the Thomson Fundamentals and Reuters Fundamentals databases to our clients as well as databases from S&P Compustat, Toyo Keizai (Japan) and Aspect Huntley (Australia).

About FactSet

FactSet Research Systems Inc. combines integrated financial information, analytical applications, and client service to enhance the workflow and productivity of the global investment community. The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations along with its affiliates from more than twenty-three locations worldwide, including Boston, New York, Chicago, San Mateo, London, Frankfurt, Paris, Amsterdam, Milan, Tokyo, Hong Kong, and Sydney. For more information, go to www.factset.com.